Exhibit 99.1

For Immediate Release

AuthentiDate Holding Corp. and HealthFusion®, Inc.
Complete Agreement to Help Physicians Maximize Time
with Patients and Reduce Administrative Costs

AuthentiDate Further Extends CareCert™ to Physician Community

SCHENECTADY, NY–December 2, 2004–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced that it has entered into a strategic relationship with HealthFusion®, Inc. of San Diego, CA in an effort to extend the reach of CareCert, AuthentiDate’s innovative, Web-based solution that automates and speeds the process of securing and credentialing electronic healthcare forms. HealthFusion is a healthcare applications company that provides online real-time eligibility, referrals and other verification of benefits as well as electronic claims submission and payment for physicians and insurance providers through Web-enabled computing products and communications services. This completes the transaction that was originally announced on October 7, 2004.

Pursuant to the transaction agreements, AuthentiDate’s Trac Medical Solutions (TracMed) will develop an interface with HealthFusion’s system and software, to provide registered physicians with a more cost-effective and time-efficient way to handle a variety of administrative functions with insurance companies and other payors. Further, AuthentiDate has also invested $750,000 in HealthFusion and will invest an additional $750,000 in the event HealthFusion achieves certain financial and other performance objectives during the six month period following the closing. AuthentiDate will own approximately 7.3 percent of HealthFusion upon its investment of the entire amount of $1.5 million.

Currently more than 20,000 physicians and other healthcare personnel have registered with HealthFusion that enables physicians and hospitals to handle various administration tasks by automating key day-to-day activities in seconds using a standard computer with access to the Internet.

“Thousands of physicians and physician assistants can benefit from our electronic forms processing solutions, which offer an easier and more efficient alternative to the traditional time-intensive paper process,” said Jeffrey Frankel, president, TracMed. “By completing this deal with HealthFusion, we are furthering our commitment to offering cost-effective industry-leading solutions for the healthcare community.”

CareCert is an innovative, Web-based solution provided by TracMed that automates and speeds the process of securing and credentialing electronic healthcare forms. CareCert, which is fully compliant with HIPAA, is the home medical equipment industry standard for processing electronic Certificates of Medical Necessity (eCMNs) and Written Orders. Electronic files created through CareCert are sealed with the United States Electronic Postmark® (USPS EPM®), which brings legal trust and security to each transaction, enabling CareCert to offer healthcare providers a secure, speedy and efficient solution to process forms online.

Additional information about Trac Medical’s CareCert technology and the eCMN solution is available at www.tracmed.com.

About HealthFusion

HealthFusion is a healthcare communication services and applications company dedicated to connecting healthcare industry participants in the United States. The Company facilitates online real-time information exchange between healthcare insurers and health maintenance organizations (commonly referred to collectively as “payers”), physicians, physician organizations, hospitals, surgery centers, and medical billing companies (commonly referred to collectively as “providers”), thereby reducing administrative costs involved in transferring healthcare information. The Company also facilitates data exchange in batch format, performing a clearinghouse claims function. The Company develops and distributes products and services to assist healthcare industry participants to reduce healthcare expenditures, enhance workflow, and improve the quality of patient care. For more information: www.HealthFusion.com., Joseph Walsh (215) 393-4731.

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Investor Contact:	John A. Stiles
John A. Stiles & Associates, L.L.C.
314-994-0560

Media Contact:	Maya Lee
Fleishman-Hillard for AuthentiDate
212-453-2317
leemay@fleishman.com